Exhibit 99.1

John R. Ranelli Named President and CEO of Central Garden & Pet Company

WALNUT CREEK, Calif., January 7, 2013 (BUSINESS WIRE) – Central Garden & Pet Company (NASDAQ:CENT) (NASDAQ:CENTA), a leading innovator, marketer and producer of quality branded products for the lawn and garden and pet supplies markets, today announced that John R. Ranelli has been named President and Chief Executive Officer, effective at the Company’s annual shareholder meeting to be held on February 11, 2013. Ranelli has been a member of the Board of Directors of Central Garden & Pet and a member of the Board’s audit committee since 2010. He will remain on Central’s Board. Bill Brown, Central’s Chairman and CEO, will continue as Chairman. It is expected that during the next six months, Gus Halas will continue in his present role and help transition Mr. Ranelli into the CEO position. Mr. Halas will then focus exclusively on transformational change and business development initiatives.

Said Bill Brown, “Over the last two years, John has become a leader on our Board and a trusted partner. His close to 40 years of experience in building consumer products companies will be invaluable as we position Central for the next phase of growth and continue our transition to an integrated branded consumer products company.”

Brown continued, “While we have considerable work yet to do, Central is a different company today than it was a year ago. We are transforming Central from what was essentially a collection of over 20 operating companies into an integrated organization. We are focused on building our brands and introducing innovative new products to the marketplace. We are eliminating redundant costs and pursuing a plan to achieve significant savings over the next few years. As we begin the next phase of our transformation, John Ranelli is the right person to build on this progress and to drive the company forward so that it can meet the expectations of our customers and shareholders.”

Mr. Ranelli has extensive experience in leading mid- to large-size consumer products companies, driving shareholder value through transformation initiatives and revenue and profitability growth. He has served as CEO of Mikasa Inc., a global dinnerware, crystal and home accessories company, of FGX International (FosterGrant,) a global optical company and, most recently, of Woolrich Inc., an outdoor clothing company. He has served as an advisor to companies and private equity firms since leaving Mikasa Inc. when it was sold in 2008. Previously, he served in senior executive capacities with The Timberland Company, Stride Rite Corporation, Deckers Outdoor Corporation, and TLC Beatrice. He has served on the boards of GNC, Deckers Outdoor Corp, Party City, and Woolrich. Mr. Ranelli will continue to serve on the Woolrich board as non-executive Chairman.

Ranelli commented, “We have a great opportunity to build our brands by continuing to invest in marketing and new product innovation. I am confident that as we strengthen our customer relationships, develop stronger ties with the consumer and continue to improve our execution, we will deliver the sustainable, profitable growth that we expect of our company and create meaningful value for our shareholders. I look forward to working with the Central team to achieve these goals.”

Brown added, “I commend our team for their hard work and accomplishments. I look forward to John leading Central into its next phase of growth.”

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, SMART SEED® and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and OVER-N-OUT®; and decorative outdoor patio products and the brands NORCAL POTTERY®, NEW ENGLAND POTTERY® and MATTHEWS FOUR SEASONS™. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC SYSTEMS®, AQUEON® and ZILLA®; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, PINNACLE® and AVODERM®; and equine and the brands FARNAM®, VITA FLEX® and HORSE HEALTHTM PRODUCTS. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 3,600 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company’s SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including expectations for improved execution and sustainable profitability from the Company’s transformation initiatives, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Central’s Annual Report on Form 10-K, filed on December 13, 2012, as well as the Company’s other Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

Contact: Steve Zenker

Investor Relations

Central Garden & Pet Company

925.948.3657

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